Exhibit 4.6

Form of Share Certificate Representing Preference Shares in Registered Form.

8

Certificate No	Account No	Transfer No	Registration Date	No of Shares

[Insert Logo]

Prudential plc

This is to certify that the undermentioned is/are the registered holder(s) of Perpetual Non-Cumulative Preference Shares, series [  ] of US$0.01 each, fully paid, in Prudential plc subject to its Memorandum and Articles of Association.

Name(s) of holder(s)	Given under the Common Seal of the Company on the day of 20

Number of Preference Shares

Prudential plc, Laurence Pountney Hill, London EC4R OHH
Incorporated and registered in England and Wales Registered Office as above, Registered number 01397169
Prudential plc is a holding company, subsidiaries of which are authorised and regulated by the Financial Services Authority

This certificate should be kept in a safe place. It will be needed when you sell or transfer your shares.
The Registrar’s address is: Lloyds TSB Registrars, The Causeway, Worthing West Sussex BN 99 6DA.

(endorsed on Certificate and Warrant)

Terms and Conditions

The terms and conditions attaching to the Preference Shares are contained in the Articles of Association of the Company and in resolutions of a committee of the board of directors of the Company dated [                 ].  The full text of the resolutions are available for inspection at the registered office of the Company.  There follows a summary of the terms and conditions.

1.            Definitions

“ADR Depositary”	means Citibank, N.A.;

“Assets”

means the total amount of the Company’s non-consolidated gross assets as shown by its latest published balance sheet, but adjusted, as specified in the Subordinated Indenture, for contingencies and subsequent events, and to such extent as the person or persons giving the Solvency Condition report may determine;

“Capital Securities”	means $[•] per cent. Perpetual Subordinated Capital Securities of the Company issued pursuant to a prospectus supplement dated [•];

“Company”	means Prudential plc;

“FSA”	means the United Kingdom Financial Services Authority or any successor regulatory body;

“Junior Securities”

means ordinary shares in the capital of the Company or any other securities (either issued by the Company or one of its Subsidiaries benefiting from a guarantee or support agreement) which rank, as regards distributions on a return of assets or on a winding-up of the Company or in respect of distributions or payments of dividends or any other payments thereon, after the Capital Securities and the Preference Shares;

“Liabilities”

means the total amount of the Company’s non-consolidated gross liabilities as shown by its latest published balance sheet, but adjusted, as specified in the Subordinated Indenture, for contingencies and subsequent events, and to such extent as the person or persons giving the Solvency Condition report may determine;

“Parity Security”

means the Company’s perpetual capital instruments (including the Capital Securities), preferred or preference shares (including the Preference Shares) or other securities issued directly or indirectly by the Company or issued by one of its Subsidiaries and benefiting from a guarantee or support agreement ranking pari passu with the Capital Securities as to participation in the Company’s assets in the event of the Company’s winding up;

“Preference Shares”

means Perpetual Non-Cumulative Preference Shares in the Company;

“Regulatory Capital Requirement”	means any minimum or notional margin of solvency or minimum regulatory capital or capital ratios required for insurance companies, insurance holding companies or financial groups by the FSA;

“Senior Creditors”	means in respect of the Capital Securities:

(i)        any creditors who are unsubordinated creditors with claims admitted in the event of a winding up of the Company;

(ii)       any creditors having claims in respect of liabilities that are, or are expressed to be, subordinated, whether only in the event of a winding up or otherwise, to the claims of unsubordinated creditors of the Company but not further or otherwise;

(iii)      any creditor who is a holder of capital securities other than the Capital Securities except those that rank, or are expressed to rank, equally with or junior to the Capital Securities; and

(iv)     all other creditors having claims, including other such creditors holding subordinated debt securities, except those that rank, or are expressed to rank, equally with (including holders of Parity Securities) or junior to (including holders of Junior Securities) the claims of any holder of the Capital Securities;

“Solvency Condition”

means the test of solvency of the Company. The Company is solvent if it is able to pay its debts to Senior Creditors as they fall due and total Assets exceed total Liabilities, other than Liabilities to persons that are not Senior Creditors, by at least 4% or such other percentage specified by the FSA as the Regulatory Capital Requirement;

“Subordinated Indenture”

means the subordinated indenture dated [•] between the Company and Citibank, N.A. as subordinated trustee as supplemented by the first supplemental indenture between the Company and Citibank, N.A. as subordinated trustee; and

“Subsidiary”	means a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.

1.     Dividend Rights of the Preference Shares

Perpetual Non-Cumulative Preference Shares

Non-cumulative preferential dividends on this series of Preference Shares will be payable if declared by our board of directors in its sole discretion, and subject to the satisfaction of the following conditions:

(a) the Solvency Condition is satisfied;

(b) the Company is not prohibited from paying a dividend under the terms of any Parity Security; and

(c) the distributable profits of the Company are sufficient to cover the payment in full of the dividend, or the setting aside and providing for the dividend on this series of Perpetual Non-Cumulative Preference Shares and dividends on any other preference shares stated to be payable on the same date and ranking equally as to dividends with this series of Perpetual Non-Cumulative Preference Shares.

If so declared, any such dividend will be [•]% of the liquidation preference per annum, payable quarterly in arrear on 23 March, 23 June, 23 September and 23 December of each year, commencing on the first such date occurring after the applicable issue date (each, a “Dividend

Payment Date”).

2.     Capital Rights of the Preference Shares

Return of capital

On return of capital on a winding-up or otherwise of the Company, the holders of Preference Shares of this series, and the holders of any other preference shares ranking equally with the Preference Shares with regard to rights to participation in the surplus assets, will be entitled to receive payment in U.S. dollars out of any assets available for distribution to shareholders.  This distribution will be made in priority to any distribution of assets to holders of ordinary shares in the capital of the Company or any other class of shares ranking below the Preference Shares of this series with regard to participation in the surplus assets of the Company. Holders of Preference Shares will be entitled to a payment equal to the amount paid up (or credited as paid up) on each Preference Share together with any accrued but unpaid dividends and any premium on such share as may be determined in accordance with the procedures described in paragraph 3 below under “Redemption and purchase of Preference Shares - Optional Redemption” unless there are insufficient assets available for distribution in which case holders of Preference Shares will be entitled to share ratably in any distribution of the surplus assets in proportion to the full respective preferential amounts to which they are entitled.  Holders of Preference Shares have no further right to participate in any return of capital.

If the holders of the Preference Shares are entitled to any recovery with respect to the Preference Shares in a winding up or liquidation, they might not be entitled in such proceedings to a recovery in U.S. dollars and might be entitled only to a recovery in pounds sterling.

Dividend and capital restriction

If the Company does not declare a dividend for this series of Preference Shares, the Company will not, and it will not permit any entity that it controls to, directly or indirectly:

(a) declare or pay a dividend or make a distribution or any other payment on any preference shares or Junior Securities (other than (i) a final dividend declared by the Company with respect to ordinary shares prior to the date that the decision to not pay such dividend is made or (ii) a payment made by one of the Company’s wholly-owned Subsidiaries to another wholly-owned Subsidiary or directly to the Company); or

(b) to redeem, purchase or otherwise acquire any Parity Securities or any Junior Securities, in each case unless or until the Company sets aside and provides for or pays in full the dividend on the Preference Shares for the next succeeding four quarterly dividend payment dates.

These restrictions do not apply to any payments made by the Company to policyholders or other customers or transfers to or from the fund for future appropriations, in each case in the ordinary course of business consistent with past practice.

For the purposes of the foregoing provision, the payment (or declaration of payment) of a dividend or distribution on Junior Securities or preference shares shall be deemed to include the making of any interest, coupon or dividend payment (or payment under any guarantee in respect thereof).  For the purposes of the foregoing provision, the redemption, purchase or other acquisition of the Parity Securities or Junior Securities shall be deemed not to include transactions where the funds used to redeem, purchase or acquire those securities are derived from an issue of Junior Securities or Parity Securities (i) made at any time within the six month period prior to the time of such redemption, purchase or acquisition, and (ii) with the same or junior ranking on a return of assets on a winding up or in respect of a distribution or payment of interest, coupons or dividends and/or any other amounts thereunder to those securities being redeemed, purchased or acquired.

3.     Redemption and Purchase of the Preference Shares

Optional Redemption

This series of Preference Shares is redeemable, in whole or in part, at the option of the Company on any Dividend Payment Date at least five years after the date of issue of the this series of Preference Shares (a “Preference Share Redemption Date”), giving not less than 30 and not more than 60 days’ notice.  The Company may elect to redeem this series of Preference Shares in whole or in part provided that it has given at least six months’ notice to the FSA and the FSA have issued a statement of no objection prior to the Preference Share Redemption Date (except as otherwise indicated by the FSA), and redemption may only be effected if on, and immediately following, the Preference Share Redemption Date the Company is in compliance with any applicable Regulatory Capital Requirement.

On redemption the holder of each share will be entitled to an amount equal to $25 per Preference Share together with any accrued but unpaid dividends (such amount, the “Redemption Price”).

If any Preference Shares are to be redeemed, a notice of redemption will be given to the ADR Depositary and to each record holder of Preference Shares in registered form to be redeemed, not less than 30 and not more than 60 days prior to the Preference Share Redemption Date.  Each notice of redemption will specify:

(i)            the Preference Share Redemption Date;

(ii)           the particular Preference Shares to be redeemed;

(iii)          the Redemption Price and details of any dividend payable on the Preference Share Redemption Date (stating that dividends shall cease to accrue on redemption);

(iv)          the place or places where holders may surrender documents of title and obtain payment of the Redemption Price; and

(v)           that no defect in the notice of redemption or in giving of the notice will affect the validity of the redemption proceedings.

The Company may (subject to the provisions of the Companies Act 1985, applicable U.S. securities laws and regulations and the Company’s Articles of Association) purchase Preference Shares of any series, in the open market, or by private agreement, in each case upon the terms and conditions that the board of directors of the Company or a committee thereof shall determine.  However, under existing FSA requirements, the Company may not redeem or purchase any Preference Shares unless the FSA consents in advance.  The FSA may impose any conditions on any redemption or purchase.

4.     Rights to Transfer

Title to this series of Preference Shares held in registered form may only be transferred by transfer and registration on the register for the Preference Shares of this series.  The registration or transfer of Preference Shares of this series may only be made in the register of Preference Shares of this series, which is kept by the registrar at its office in the United Kingdom.  The registrar will not charge the person requesting the transfer a registration fee.  However the person requesting registration will be liable for any taxes, stamp duty or other governmental charges arising in connection with the registration.

5.     Voting Rights

Holders of this series of Preference Shares having a registered address within the United Kingdom will be entitled to receive notice of, but will not be entitled to attend or vote at, general meetings except as provided by applicable law.

6.     Additional Amounts

If at any time a U.K. taxing authority requires the Company to deduct or withhold any amount in relation to any dividend payments, the Company is under no obligation to pay any holder of Preference Shares in this series any additional amounts.

7.     Issuance Restriction

The Company may not issue any shares that rank ahead of the Preference Shares with regard to rights to participate in the Company’s profits or assets, without the prior written consent of the holders of at least three-quarters in nominal value of this series of Preference Shares.